EXHIBIT 99.1

FOR IMMEDIATE RELEASE November 1, 2023 F&M Bank Corp. OTCQX: FMBM	FOR MORE INFORMATION, CONTACT Lisa F. Campbell | EVP | Chief Financial Officer 540-896-1705 fmbankva.com

F&M BANK CORP. REPORTS YEAR-TO-DATE AND
THIRD QUARTER 2023 RESULTS AND QUARTERLY DIVIDEND

F&M Bank grows loans and net income in the third quarter,

focuses on future growth and opportunities.

See associated, unaudited consolidated financial data for additional information.

Timberville, VA / November 1, 2023 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”) today reported results for the third quarter and nine-month period ended September 30, 2023.

Net income was $1.0 million or $0.29 per share for the quarter ended September 30, 2023, compared to $241,000 or $0.07 per share for the linked quarter ended June 30, 2023, and compared to $2.3 million or $0.67 per share for the prior year quarter ended September 30, 2022. For the nine months ended September 30, 2023, net income was $2.3 million, which includes $810,000 in after-tax, one-time expenses, including severance accruals for former bank officers. By comparison, the Company earned $6.6 million for the same period in 2022.

At September 30, 2023, the Company had total assets of $1.28 billion, total loans of $805.6 million, and total deposits of $1.13 billion. This reflects growth of $62.0 million in total loans and $50.5 million in total deposits since the end of 2022. Our loan portfolio consists of a solid mix of loan types, which we believe provides a hedge against risks associated with a concentration in any particular type of loan.

Commenting on these results, CEO Mike Wilkerson said, “Our goal is to remain the bank for the Shenandoah Valley. Our focus is on earning and keeping customer relationships, growing core deposits through these relationships, and extending fairly priced loans that help our customers and the Valley grow and remain strong. Deposit growth is a critical aspect of lending. Deposits entrusted to us are reinvested right here through loans that meet the needs of individuals and businesses who are strengthening our communities and providing jobs to our citizens. Due to the current interest rate environment, these new loans and those with adjustable interest rates are intended to reposition our loan portfolio to one that produces a higher yield.

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“From an economic standpoint, 2023 continues to challenge everyone. In spite of that, we believe F&M’s balance sheet is strong, our loan portfolio is diverse and sound, our deposit base is balanced, and we have ample liquidity. These are all key indicators of a strong bank. Our leadership team is pleased with the Bank’s growth in both deposits and loans, while maintaining pricing discipline and asset quality. We continuously assess all of our business lines and make strategic adjustments intended to optimize capital, liquidity, and assets to provide future earnings, with safety and soundness as our foundation.

“Our team members, who are all invested in the health and well-being of their families, friends, and neighbors in the Shenandoah Valley, provide great customer service, and serve our communities with their time, talents, and energy. They understand the meaning and the importance of the words ‘community bank.’”

THIRD QUARTER INCOME STATEMENT REVIEW

Overview

Net income for third quarter of 2023 was $1.0 million or $0.29 per share, compared to $241,000 or $0.07 per share for the second quarter 2023, and $2.3 million or $0.67 per share for third quarter 2022. Interest income for the three months ended September 30, 2023, was $14.6 million, an increase of $993,000 over second quarter 2023 and $3.6 million over the prior year third quarter, due to higher loan volume and higher interest rates. Higher rates on interest bearing deposits, specifically money market accounts and time deposits, coupled with interest paid on short-term borrowings, increased the Bank’s interest expense to $6.6 million for third quarter 2023, up $773,000 from second quarter 2023 and up $4.7 million over third quarter 2022.

During third quarter 2023, the Bank recorded a $620,000 provision for credit losses due to loan growth of $29.3 million and $193,000 in net charge-offs compared to a provision of $539,000 in second quarter 2023, and no provision for credit losses in third quarter 2022. At September 30, 2023, the Allowance for Credit Losses (ACL) totaled $9.2 million or 1.14% of gross loans outstanding.

Net Interest Income

For third quarter 2023, net interest income totaled $8.0 million, an increase of $220,000 from second quarter 2023, as a $993,000 increase in interest income outpaced a $773,000 increase in interest expense. Interest income benefited from higher average loan balances and higher loan yields from new originations and adjustable-rate loans. The increase in interest expense is due to higher average balances and interest rates on interest-bearing deposits and short-term debt. The Bank’s net interest margin increased by one basis point to 2.67% on a linked quarter basis.

Compared to third quarter 2022, net interest income declined by $1.1 million, and our net interest margin decreased by 41 basis points. Interest income and fees on loans were $3.6 million higher than the same quarter last year due to higher rates on adjustable-rate loans and the $106.0 million in loan growth since September 30, 2022. Interest expense grew by $4.7 million from the same quarter last year due to higher interest rates on deposits and rates paid on short term FHLB advances, as well as higher average balances on interest-bearing deposits and short-term debt. Since last September, we have seen a shift from noninterest bearing demand deposits to interest-bearing deposits with noninterest bearing deposits declining by $23.2 million and interest-bearing deposits increasing by $39.7 million.

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Noninterest Income

Noninterest income totaled $2.5 million for third quarter 2023, which was a decrease of $225,000 from second quarter 2023. Last quarter, income from Bank Owned Life Insurance (BOLI) was $441,000 higher than normal due to gains. In third quarter 2023, BOLI income was $181,000, which represents a return to a more normal pace as compared to the second quarter. Increases in title insurance income of $67,000 and other operating income of $154,000 partially offset the decline in BOLI income.

Noninterest income increased $245,000 from the third quarter of 2022. Investment services and insurance income increased by $58,000, title insurance income increased by $68,000, ATM and check card fees were up $44,000 and other operating income was up $201,000, which offset a decline in mortgage banking income of $130,000.

Noninterest Expenses

Noninterest expenses totaled $8.9 million in third quarter 2023, compared to $10.2 million in second quarter, a decrease of $1.3 million led by a decrease of $809,000 in salary expense. In the second quarter, the Bank accrued a potential one-time severance payment to a former officer in the amount of $764,000. Without that accrual, salary expense would have been $4.3 million. Also contributing to the decrease in noninterest expenses is a decrease in employee benefits expense of $187,000, a decrease in equipment expense of $99,000, a decrease in legal and professional fees expense of $212,000, and a decrease in telecommunications and data processing expense of $117,000. There were some categories that increased over the prior quarter. Other operating expenses were up $41,000, ATM and check card expense was up $73,000, occupancy expense was up $54,000 and FDIC insurance expense was up $50,000.

Compared to the same quarter in 2022, noninterest expenses increased $50,000. The following noninterest expense categories were higher in the third quarter of 2023: occupancy expense was up $29,000; marketing expense was $66,000 higher; legal and professional fees were $32,000 higher, equipment expense was $63,000 higher, FDIC insurance expense was up $10,000, ATM and check card fees were up $28,000 and other operating expenses were up $352,000. These increases were offset by decreases in salary expense of $124,000, employee benefits expense of $277,000, OREO expense of $59,000 and telecommunications expenses of $68,000.

YEAR-TO-DATE INCOME STATEMENT REVIEW

Overview

Net income for the nine months ended September 30, 2023, was $2.3 million or $0.66 per share, compared to $6.6 million or $1.92 per share for the same period in 2022. During this period of 2023, there were severance accruals for two former bank officers which contributed $810,000 in after-tax, one-time expenses. Interest income for the first nine months of 2023 was $41.2 million, an increase of $11.1 million over the first nine months of 2022, due to growth in the loan portfolio and higher interest rates. Higher rates on interest bearing deposits, specifically money market accounts and time deposits, coupled with interest paid on short-term borrowings, increased the Bank’s interest expense to $17.6 million, up $13.7 million from the nine months ended September 30, 2022.

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During the first nine months of 2023, the Bank recorded a $1.2 million provision for credit losses compared to $150,000 for the same period in 2022. A provision is a reserve for expected potential future credit losses.

Net Interest Income

Since September 30, 2022, short term interest rates have risen significantly due to six Federal Reserve interest rate hikes totaling 225 basis points. This has directly impacted the Bank’s costs for deposits and short-term borrowings, while the longer-term rates used to price loans have not increased to the same extent. In the first nine months of 2023, net interest income totaled $23.6 million, a decrease of $2.6 million from the first nine months of 2022, as an $11.1 million increase in interest income was outpaced by a $13.7 million increase in interest expense. Comparing the two periods, higher loan interest income boosted the earning asset yield by 120 basis points to 4.68% meanwhile the cost of funds increased by 155 basis points, resulting in a decrease in net interest margin of 35 basis points to 2.68%.

Noninterest Income

Noninterest income, including net losses on the sale of securities, totaled $7.6 million for the nine months ended September 30, 2023, which was a decrease of $294,000 from the same period in 2022. The primary reasons for this decrease were reductions of $81,000 in service charges on deposit accounts, $1.0 million in mortgage banking income and $146,000 in title insurance income. The declines in mortgage banking and title insurance income are due to the overall decrease in mortgage banking volume and a shift from loans being sold on the secondary market to portfolio adjustable-rate mortgages (ARMs) and construction products. These decreases were partially offset by a $460,000 increase in income from BOLI, an increase of $216,000 in investment services and insurance income, higher ATM and check card fees which grew by $148,000, and a $140,000 increase in other operating income. In the first nine months of 2022, there was a $97,000 loss on the sale of investment securities compared to no loss in the same period in 2023.

Noninterest Expenses

Noninterest expenses totaled $28.3 million in the first nine months of 2023, compared to $27.0 million in the same period of 2022, an increase of $1.3 million. A primary driver for this increase were the $1.0 million in severance accruals recorded in the first and second quarters of 2023. These accruals contributed to an $881,000 increase in salary expense to $13.6 million. Other year-over-year increases include higher equipment expense which increased $220,000, marketing expenses which were up $154,000, legal and professional fees which were $290,000 higher than last year and higher other operating expenses, up $751,000. These higher expenses were partially offset by decreases in employee benefits expense and telecommunications and data processing expenses which were down $668,000 and $279,000, respectively.

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BALANCE SHEET REVIEW

On September 30, 2023, assets totaled $1.28 billion, an increase of $36.5 million over December 31, 2022. Total loans increased by $62.0 million to $805.6 million, including increases of $29.0 million in 1-to-4 family adjustable-rate mortgage loans, $15.6 million in dealer financing loans, $7.7 million in owner-occupied commercial real estate loans, and $6.7 million in agricultural loans. Investment securities decreased by $20.0 million due to paydowns on U.S. Agency mortgage-backed securities and expected bond maturities and an increase in the unrealized loss on the bond portfolio. During most of 2023, the unrealized loss had been improving but a recent increase in interest rates reversed that trend and the loss widened to $54.5 million at September 30, 2023, from $51.2 million at December 31, 2022. The Bank expects to receive cashflows totaling $113.1 million from bond paydowns and maturities by the end of 2024.

Total deposits on September 30, 2023, were $1.13 billion, an increase of $50.5 million from the end of 2022, as the Bank was able to attract deposits by offering higher rates on money market and time deposit accounts and opening insured cash sweep accounts for new and existing customers. The additional deposits allowed us to reduce Federal Home Loan Bank (FHLB) advances by $10.0 million. At September 30, 2023, 12.32% of the Bank’s total deposits were uninsured.

Shareholders’ equity decreased by $3.8 million to $67.0 million due to an increase of $2.6 million in accumulated other comprehensive loss associated with the unrealized loss on available for sale investment securities, and the $1.2 million adjustment to retained earnings upon the adoption of the Current Expected Credit Loss (CECL) accounting standard on January 1, 2023. These decreases were partially offset by year-to-date net income of $2.3 million. Tangible book value per common share has declined to $18.501 from $19.551 at December 31, 2022.

LIQUIDITY

The Company’s on-balance sheet asset liquidity includes cash and cash equivalents, unpledged investment securities and loans held for sale, which totaled $206.4 million at September 30, 2023, down from $439.9 million at December 31, 2022. The Bank has pledged investment securities with a par value as of September 30, 2023, totaling $222.5 million to the Federal Reserve System’s Bank Term Funding Program (BTFP). In March 2023, the Board of Governors of the Federal Reserve System established the BTFP to provide any U.S. federally insured depository institution, including the Bank, with a line of credit equal to the par value of securities pledged to the BTFP. Advances from the BTFP may be requested by the Bank for up to one year until March 31, 2024. The Bank has not borrowed from the BTFP during 2023.

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1 Tangible book value per common share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the reconciliation table accompanying this release.

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In addition to the BTFP, the Bank has access to off-balance sheet liquidity through unsecured Federal funds lines totaling $90.0 million at September 30, 2023, and December 31, 2022. The Bank also has a secured line of credit with the FHLB with available credit of $95.9 million and $39.1 million as of September 30, 2023, and December 31, 2022, respectively. The FHLB line of credit is secured by a blanket lien on qualifying loans in the residential, commercial, agricultural real estate, and home equity portfolios.

The Bank is scheduled to receive $113.1 million from bond paydowns and maturities by the end of 2024 which can be used to fund future loan growth and for other purposes.

LOAN PORTFOLIO

The Company’s loan portfolio is diversified with its two largest segments being residential mortgage loans originated through its subsidiary F&M Mortgage, and automobile loans originated by its dealer finance division.

Loan Category	Balance as of September 30, 2023 (in thousands)	Percentage of Total Portfolio
Residential mortgage loans	$187,868	23.32%
Automobile loans	123,981	15.39%
Non owner occupied commercial real estate	102,216	12.69%
Owner occupied commercial real estate	91,836	11.40%
Secured by farmland	80,502	9.99%
Commercial and industrial (includes Agriculture Loans)	60,581	7.52%
Home equity lines of credit	46,351	5.75%
Other construction and land development loans	46,027	5.71%
Residential construction loans	34,320	4.26%
Credit card and other consumer loans	17,958	2.23%
Multifamily	8,257	1.03%
Other loans	5,705	0.71%
Total	$805,602	100%

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Nonperforming loans (NPLs) as a percentage of total assets were 0.28% at September 30, 2023, compared to 0.18% at December 31, 2022, and 0.19% at September 30, 2022. Net charge-offs as a percentage of average loans were 0.10% for the quarter ended September 30, 2023, down from 0.16% for third quarter 2022. For the nine months ended September 30, 2023, the net charge off percentage was 0.12%, up slightly from 0.08% in the similar period in 2022.

Provision for credit losses was $620,000 for third quarter and $1.2 million for the nine-month period ended September 30, 2023. The provision for credit losses for the quarter was due to loan growth of $29.3 million and $193,000 in net charge-offs. In the third quarter of 2022, there was no provision for  credit losses. The ACL was $9.2 million at September 30, 2023, up $1.2 million from December 31, 2022. The ACL as a percentage of total loans was 1.14% at September 30, 2023, compared to 1.07% at December 31, 2022. The reserve for unfunded commitments was $749,000 at September 30, 2023.

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DIVIDEND DECLARATION

On October 19, 2023, our Board of Directors declared a third quarter dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $17.24 per share, this constitutes a 6.03% yield on an annualized basis. The dividend will be paid on November 29, 2023, to shareholders of record as of November 14, 2023.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company, offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank) thirteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the city of Winchester, Virginia. The Company also holds F&M Mortgage, a mortgage lending subsidiary, and VSTitle, our title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains more committed than ever to the success of the agricultural industry, small business ventures, and the nonprofit sector. The only publicly traded organization based in Rockingham County, the Company’s core values of enthusiasm, flexibility, responsiveness, community, and fun drive its corporate philanthropy, volunteerism, and local decision-making. With a strong suite of financial products and services, philanthropic efforts, and a team dedicated to serving, our responsibility is to provide a bright future right here where we all live, work, and play. Additional information may be found by visiting our website, fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible common equity and tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of GAAP to non-GAAP measures is included in the tables accompanying this release.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; and the other factors detailed in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2022. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M Bank Corp.
Summary Consolidated Financial Data (unaudited)
Dollars in Thousands, except for per share data

	Quarter to Date					Year-to-Date
	09/30/23	6/30/2023 (3)	3/31/2023 (3)	12/31/2022 (3)	9/30/2022 (3)	09/30/23	9/30/2022 (3)
Condensed Balance Sheet
Cash and cash equivalents	$22,159	$36,505	$31,273	$34,953	$30,312	$22,159	$30,312
Investment securities	383,502	394,868	398,960	403,537	440,294	383,502	440,294
Loans held for sale	2,028	881	1,242	1,373	3,310	2,028	3,310
Gross loans	805,602	776,260	756,920	743,604	699,592	805,602	699,592
Allowance for credit losses	(9,166)	(8,769)	(8,546)	(7,936)	(7,513)	(9,166)	(7,513)
Goodwill	3,082	3,082	3,082	3,082	3,082	3,082	3,082
Other assets	75,212	75,543	69,944	67,289	67,572	75,212	67,572
Total Assets	$1,282,419	$1,278,370	$1,252,875	$1,245,902	$1,236,649	$1,282,419	$1,236,649

Noninterest bearing deposits	$277,219	$277,578	$284,060	$293,596	$300,394	$277,219	$300,394
Interest bearing deposits	856,691	859,534	821,175	789,781	817,000	856,691	817,000
Total Deposits	1,133,910	1,137,112	1,105,235	1,083,377	1,117,394	1,133,910	1,117,394

Short-term debt	60,000	47,000	55,000	70,000	30,000	60,000	30,000
Long-term debt	6,922	6,911	6,901	6,890	6,879	6,922	6,879
Other liabilities	14,567	15,153	13,104	14,843	16,699	14,567	16,699
Total Liabilities	1,215,399	1,206,176	1,180,240	1,175,110	1,170,972	1,215,399	1,170,972
Shareholders' equity	67,020	72,194	72,635	70,792	65,677	67,020	65,677
Total Liabilities and Shareholders' Equity	$1,282,419	$1,278,370	$1,252,875	$1,245,902	$1,236,649	$1,282,419	$1,236,649

Condensed Income Statement
Interest income and fees on loans	$12,525	$11,517	$10,854	$9,884	$8,881	$34,896	$24,384
Interest income and fees on loans held for sale	19	25	22	16	29	66	90
Income on cash and securities	2,073	2,082	2,097	2,202	2,102	6,252	5,608
Total Interest Income	14,617	13,624	12,973	12,102	11,012	41,214	30,082
Interest expense on deposits	5,811	5,216	4,042	2,675	1,378	15,069	3,060
Interest expense on short-term debt	702	523	992	556	158	2,217	204
Interest expense on long-term debt	115	116	112	122	345	343	628
Total Interest Expense	6,628	5,855	5,146	3,353	1,881	17,629	3,892
Net Interest Income	7,989	7,769	7,827	8,749	9,131	23,585	26,190
Provision for credit losses	620	539	-	716	-	1,159	150
Noninterest Income	2,527	2,752	2,366	2,297	2,282	7,645	7,939
Noninterest Expense	8,922	10,172	9,189	9,463	8,872	28,283	26,981
Net gains (losses) on sale of securities	-	-	-	1,030	-	-	(97)
Income tax expense (benefit)	(44)	(431)	(51)	200	237	(526)	280
Net Income	$1,018	$241	$1,055	$1,697	$2,304	$2,314	$6,621

Per Share Data
Earnings per common share - basic	$0.29	$0.07	$0.30	$0.49	$0.67	$0.66	$1.92
Book Value per Share	19.43	20.75	20.86	20.50	19.02	19.43	19.02
Tangible Book Value per Share (1)	18.50	19.82	19.93	19.55	18.08	18.50	18.08

Key Performance Ratios
Return on Average Assets	0.32%	0.08%	0.34%	0.54%	0.74%	0.25%	1.08%
Return on Average Equity	5.58%	1.33%	5.97%	9.86%	13.28%	4.33%	13.68%
Noninterest Income / Average Assets	0.80%	0.88%	0.77%	0.73%	0.73%	0.81%	1.30%
Noninterest Expense / Average Assets	2.82%	3.27%	3.00%	3.02%	2.85%	3.01%	4.41%
Efficiency Ratio (2)	83.16%	94.56%	88.10%	83.89%	73.87%	88.54%	76.73%

Net Interest Margin	2.67%	2.66%	2.76%	3.04%	3.11%	2.68%	3.03%
Earning Asset Yield	4.87%	4.65%	4.57%	4.21%	3.75%	4.68%	3.48%
Cost of Interest Bearing Liabilities	2.87%	2.61%	2.40%	1.54%	0.87%	2.63%	0.62%
Cost of Funds	2.26%	2.04%	1.83%	1.20%	0.66%	2.04%	0.49%
Net Interest Spread	2.00%	2.04%	2.17%	2.67%	2.88%	2.05%	2.86%

Net Charge-offs as a % of Avg Loans	0.10%	0.27%	0.09%	0.16%	0.16%	0.12%	0.08%
Non-Performing Loans to Total Assets	0.28%	0.16%	0.14%	0.18%	0.19%	0.28%	0.19%
Non-Performing Assets to Total Assets	0.28%	0.16%	0.14%	0.18%	0.19%	0.28%	0.19%
ACL/ALLL as a % of Total Loans	1.14%	1.13%	1.13%	1.07%	1.07%	1.14%	1.07%

Loans to Deposits	71.05%	68.27%	68.48%	68.64%	62.61%	71.05%	62.61%

(1)

Tangible book value per share is calculated by subtracting goodwill and other intangibles from total shareholders' equity and dividing the result by the common shares outstanding. Tangible book value per share is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

(2)

The Efficiency Ratio equals noninterest expenses divided by the sum of tax equivalent net interest income and noninterest income. Noninterest income excludes gains (losses) on securities transactions and low-income housing partnership losses. Noninterest expense excludes amortization of intangibles.

(3)

Certain reclassifications have been made in the prior period financial information to conform to reporting for the third quarter 2023. These reclassifications are not considered material and had no impact on prior year's net income, balance sheet or shareholders' equity.

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